Exhibit 99.1

LEATT CORP REPORTS THIRD QUARTER RESULTS
REVENUE SURGES BY MORE THAN 50%; NECK BRACE AND BODY ARMOR SALES UP

CAPE TOWN, South Africa, November 13, 2014 – Leatt Corporation (OTCQB: LEAT) today announced its financial results for the third quarter and nine months ended September 30, 2014. Leatt Corporation develops and markets protective equipment and ancillary products for all forms of sports, especially extreme high-velocity sports. All financial numbers are in US dollars.

Financial Performance

Third Quarter

During the quarter ended September 30, 2014, revenue grew to $3.5 million, versus $2.2 million for the third quarter of 2013. Gross profit margins held steady from the second quarter at 54%, and were up from the 52% reported for the third quarter of 2013. The net loss dropped to $263,191, or $0.05 loss per share, from the third-quarter net loss in 2013 of $568,931, or $0.11 loss per share. The 2013 third-quarter loss included a tax credit of $253,785, so the improvement on an operating basis was even stronger than it appears.

The strong upsurge in sales was due to increased customer demand for the Company’s Fusion 2.0 Junior and 5.5 Neck Brace product line in the United States and abroad. Neck Brace sales were $1.6 million, compared to $1.3 million in last year’s third quarter. Body Armor sales saw strong growth at $1.7 million, up from $720,000 in 2013, primarily because of the Company’s new C Frame Knee Brace, which has been enthusiastically accepted by the marketplace. The strong demand for Knee Brace has raised the Company’s overall Body Armor gross profit margin.

Nine Months

For the first three quarters of 2014, revenues were $11.2 million, up 23%, as compared to $9.1 million in the previous year. As with the third quarter, the nine months benefitted from increased customer demand for both major categories of products: Neck Braces and Body Armor. Overall, Neck Braces accounted for $6.1 million and Body Armor for $4.5 million. Body Armor was buoyed not only by increased overall demand, but also by the introduction of the C Frame Knee Brace, which has had strong uptake since first shipments were made in the third quarter. Gross profit for the nine months was 55%, up from 50% for the first nine months of 2013. For the nine months, operating expenses were down by 3% overall compared to the previous year, on stronger sales and stronger margins.

The net loss for the nine months was $633,911, an improvement of 68% from the $2.0 million net loss for the nine months of 2013. R&D costs were up for the nine months by 8%, but other expense categories were either virtually flat or down. Cash generated by operations for the nine months was $1,023,866 million, as compared to $837,517 generated cash during the 2013 period. The Company has no bank debt.

Founder and Director of R&D, Dr. Christopher Leatt, commented, “Our R&D and product design team has done it again. The Fusion 2.0 Junior and 5.5 Neck Brace have been met by great reviews and robust demand, the C Frame Knee Brace – an entirely new category for us – has been in high demand, and with the recent announcement of the first Leatt helmets, we are almost a head-to-foot company. Our Neck Braces have long been considered the gold standard for athletes in the industry and we expect that our new lines of protective safety gear will soon be viewed in the same light.”

Dr. Leatt further commented, “As we hoped, our children’s products are also finding a very receptive market. Leatt Corp. was founded and our first neck brace was designed to protect athletes from catastrophic cervical trauma, in response to a fatal accident that occurred at a motocross racing event attended by my son and I. We have come a long way since our first neck brace. We have now expanded that protection to helmets, body armor, and knee braces, as well as various kinds of ancillary products like hydration systems and athletic apparel.”

Business Outlook

CEO and Director, Sean Macdonald, commented, “as sales grow and the number of sports we serve increases, we hope to see a steady climb in demand for our products that will help create a safer world for athletes, and create increased value for our shareholders. Indications are that the fourth quarter will be a good one.

“We believe that we have a much stronger story to tell now than we had a few years back,” he said, “and we will be taking our story to investors and analysts in the United States next year, while we continue taking our protective safety gear to Main Street.”

Earnings Call

Leatt's management team will host a conference call to discuss the Company's financial results at 10 am ET today. Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-300-8521 (USA) or +1-412-317-6026 (international) to access the call. There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

For those unable to attend the call, an audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-870-5176 (USA) or +1-858-384-5517 (international) and using passcode 10055881. A recording of the live webcast will also be archived for 30 days on the Company's website.

About Leatt Corporation

Leatt Corporation develops and sells protective equipment and ancillary products for all forms of sports, especially extreme high-velocity sports. The Leatt-Brace® is an award-winning neck brace system considered to be the gold standard in neck protection for anyone wearing a crash helmet as a form of protection. The latest generation of the Leatt-Brace, the Five.Five neck brace, is also designed for participants in high-velocity sports such as motorcycling, bicycling, mountain bicycling, driving all-terrain vehicles, snowmobiles and other vehicles, and have potential applications in any downhill or freestyle high-velocity sports. For more information, visit: www.leatt-corp.com |www.leatt.com

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the financial outlook of the Company and the likelihood that gross margins will continue to increase; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries, including its plan to develop more products for more sports and create increased value for shareholders; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt-brace.com
+ (27) 21 557 7257

Allen & Caron, Inc.
Michael Mason (Investors)
michaelm@allencaron.com
(212) 691-8087

Len Hall (Media)
len@allencaron.com
(949) 474-4300

– Financial Tables Follow –

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS
ASSETS

	September	December
	30, 2014	31, 2013
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$820,371	$835,012
Short-term investments	58,147	58,130
Accounts receivable	1,464,776	3,139,273
Inventory	3,123,104	3,259,274
Payments in advance	395,239	144,302
Income tax refunds receivable	25,299	299
Deferred tax asset	110,000	110,000
Prepaid expenses and other current assets	382,117	1,092,450
Total current assets	6,379,053	8,638,740

Property and equipment, net	834,482	891,728

Other Assets
Other receivables	240,000	330,000
Deposits	16,893	19,469
Intangible assets	83,795	89,960
Total other assets	340,688	439,429

Total Assets	$7,554,223	$9,969,897

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,183,727	$2,076,809
Short-term loan, net of finance charges	36,187	833,735
Total current liabilities	1,219,914	2,910,544

Deferred tax liabilities	40,300	40,680

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,200,623 shares issued and outstanding	130,008	130,008
Additional paid - in capital	7,309,942	7,307,515
Accumulated other comprehensive loss	(205,044)	(111,864)
Accumulated deficit	(943,897)	(309,986)
Total stockholders' equity	6,294,009	7,018,673

Total Liabilities and Stockholders' Equity	$7,554,223	$9,969,897

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues	$3,468,761	$2,243,598	$11,159,630	$9,108,243

Cost of Revenues	1,584,460	1,071,522	5,070,624	4,555,276

Gross Profit	1,884,301	1,172,076	6,089,006	4,552,967

Product Royalty Income	65,083	105,328	136,346	285,014

Operating Expenses
Salaries and wages	547,955	508,641	1,651,178	1,640,282
Commissions and consulting expenses	134,692	142,866	441,943	426,035
Professional fees	209,168	197,672	823,690	1,013,783
Advertising and marketing	320,449	339,578	995,502	1,069,903
Office rent and expenses	61,807	62,528	183,792	195,342
Research and development costs	288,904	274,218	903,231	839,823
Bad debt expense	16,357	-	38,652	-
General and administrative expenses	565,004	518,537	1,611,242	1,619,221
Depreciation	67,075	60,585	214,583	252,040
Total operating expenses	2,211,411	2,104,625	6,863,813	7,056,429

Loss from Operations	(262,027)	(827,221)	(638,461)	(2,218,448)

Other Income (Expense)
Interest and other income (expense), net	(914)	4,505	4,680	5,647
Total other income (expense)	(914)	4,505	4,680	5,647

Loss Before Income Taxes	(262,941)	(822,716)	(633,781)	(2,212,801)

Income Taxes	250	(253,785)	130	(252,865)

Net Loss Available to Common Shareholders	$(263,191)	$(568,931)	$(633,911)	$(1,959,936)

Net Loss per Common Share
Basic	$(0.05)	$(0.11)	$(0.12)	$(0.38)
Diluted	$(0.05)	$(0.11)	$(0.12)	$(0.38)
Weighted Average Number of Common
Shares Outstanding
Basic	5,200,623	5,200,623	5,200,623	5,200,623
Diluted	5,200,623	5,200,623	5,200,623	5,200,623

Comprehensive Loss
Net Loss	$(263,191)	$(568,931)	$(633,911)	$(1,959,936)
Other comprehensive loss, net of $-0- deferred income taxes in 2014 and 2013
Foreign currency translation	(102,235)	(7,271)	(93,180)	(223,805)

Total Comprehensive Loss	$(365,426)	$(576,202)	$(727,091)	$(2,183,741)